Exhibit 5.1

October 10, 2006

Burlington Coat Factory Investments Holdings, Inc.

1830 Route 130 North

Burlington, New Jersey 08016

Re:	Burlington Coat Factory Investments Holdings, Inc.

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of Burlington Coat Factory Investments Holdings, Inc. (the “Registrant”), a Delaware corporation, in connection with the proposed registration by the Registrant of up to $99,309,000 in aggregate principal amount of the Registrant’s 14  1/2% Senior Discount Notes due 2014 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about October 10, 2006, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Exchange Notes are to be issued pursuant to the Indenture (as supplemented, the “Indenture”), dated as of April 13, 2006, by and among the Registrant and Wells Fargo Bank, N.A., as Trustee. The Exchange Notes are to be issued in exchange for and in replacement of the Registrant’s outstanding 14  1/2% Senior Discount Notes due 2014 (the “Old Notes”), of which we understand $99,309,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and By-Laws of the Registrant, as those may have been amended and/or restated from time to time, (ii) minutes and records of the Registrant with respect to the issuance of the Exchange Notes, (iii) the Registration Statement and (iv) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of April 13, 2006, among the Registrant and Banc of America Securities LLC, Bear, Stearns & Co., Inc. and Wachovia Capital Markets, LLC.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant.

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrant and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the purchasers thereof in exchange for the Old Notes pursuant to the Registration Rights Agreement, the Exchange Notes will be validly issued by the Registrant, and will be binding obligations of the Registrant.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of New York or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

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